Exhibit 99

Sypris Reports Earnings of $0.30 Per Share for 2016

$18 Million 2017 Cost Reduction Goal over 80% Complete

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 28, 2017--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported financial results for its fourth quarter and full year ended December 31, 2016. While the Company's revenue continued to contract during 2016, reflecting changes to and divestitures of certain aspects of its business, Sypris Solutions has implemented several important and strategic initiatives to better align its cost structure. Many of those steps have been completed or are nearing completion. As a result, the Company is positioned to achieve a more stable revenue base, along with higher gross profit and a return to profitable operations.

HIGHLIGHTS

For the Fourth Quarter:

  The Company reported revenue of $20.0 million for the quarter, which represented the first full quarterly reporting period following the divestiture of the Cyber Security Solutions business (“CSS”) of Sypris Electronics in August 2016.
  Sypris Electronics completed its facility relocation during the quarter, which is expected to significantly reduce its annual operating costs going forward.

For the Full Year:

  Consolidated revenue was $91.8 million, reflecting a reduction of revenue associated with the divestiture of the CSS business in August 2016.
  The Company received $42.0 million of cash from the divestiture of the CSS business and used certain of the proceeds to (i) eliminate all commercial debt, (ii) invest in working capital in support of the Company’s future, and (iii) initiate actions to reduce $26.3 million of expenses when compared to 2016 actual results.
  The Company reported earnings of $0.30 per diluted share as compared to a loss of $1.38 for the prior year.

Recent Developments:

  $18.2 Million 2017 Cost Reduction Goal Over 80% Complete. The Company has completed all actions required to achieve an estimated $14.8 million, or 81%, of its $18.2 million year-over-year cost reduction goal for 2017. The measures required to realize the remaining cost improvements for the year are expected to be completed by mid-2017.

  $8.1 Million of Additional Savings Forecast for 2018. The Company expects to realize an additional $8.1 million of cost improvements in 2018 relative to 2016 as a result of the full-year impact of these measures, bringing the estimated two-year total to $26.3 million.
  Completion of Transition Milestones. With the transfer of certain forging and machining operations from the Company’s Louisville, Kentucky, operations (the “Broadway Plant”) to other Sypris locations in mid-2017, the Company’s transition activities of the past 30 months will be substantially complete. The Board recently approved a modified exit or disposal plan with respect to these operations, with the Broadway Plant now expected to operate on a reduced basis into 2018, while certain of its assets are divested or relocated to other Sypris facilities.
  Final Phase to be Cash Positive. Management expects the proceeds from the sale of certain idle and or underutilized non-core assets located at Sypris facilities to exceed the costs to be incurred for the completion of the Broadway Plant transition during the first half of 2017, including the transfer of equipment and related production.
  Change in 2017 Customer Concentration and Markets Served. The Company expects long-term benefits from a significant change in customer concentration and markets served, with no single customer representing more than 12% of revenue in 2017, while the top five customers are forecast to represent less than 50% of revenue. The Company’s top markets served for 2017 are now balanced, with heavy truck approximating 32% of revenue, oil and gas 29%, aerospace and defense 23%, telecommunications 6% and light truck 6%.
  2017 Financial Outlook. The Company forecasts gross margin to be 5-7% of revenue for the first half of 2017, while the outlook improves to 15-17% of revenue for the second half of the year, reflecting the completion of the Company’s cost performance initiatives and improved revenue mix.

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“Significant progress has been made during this past year,” commented Jeffrey T. Gill, president and chief executive officer. “The Company’s total manufacturing overhead costs are being reduced, our underperforming and underutilized assets are being divested, significant liquidity has been raised and important new business has been secured.

“The completion of the sale of the CSS business to Analog Devices for $42 million during the third quarter was another important milestone for the Company. As we move forward into 2017, the proceeds from this transaction will enable us to complete the actions we started in 2015 to position the Company’s operations to return to profitability. We have more work yet to do, but we have a seasoned team, many of the transitional costs and non-cash charges are behind us, and we believe the Company is positioned for a much better year in 2017.”

Mr. Gill added, “As a result of our transitional efforts to exit or dispose of the Broadway Plant, together with our sale of the CSS business, the elimination of commercial debt and our other cost reduction initiatives, the Company’s cost structure has been significantly streamlined and its competitiveness has been significantly improved.

“We have implemented a two-year plan to achieve $26.3 million in total annual cost eliminations and related expense improvements when compared to our 2016 reported costs, $18.2 million of which is expected to be realized in 2017. As mentioned earlier, the actions required to achieve an estimated $14.8 million of these savings in 2017 have already been completed, while the initiatives required to achieve the balance of the targeted improvements for 2017 and 2018 are forecast to be complete by mid-2017.”

The following table and related discussion provides additional detail on the estimated year-over-year changes to the Company’s cost and expense structure ($ in millions).

	2017	2018	Total
Cost of sales	$(6.3)	$(5.5)	$(11.8)

Selling, general and administrative	$(7.2)	$(1.8)	$(9.0)

Research and development	$(0.3)	No change	$(0.3)

Severance, equipment relocation and other	$1.1	$(0.8)	$0.3

Interest and loss on extinguishment of debt	$(5.5)	No change	$(5.5)

Total	$(18.2)	$(8.1)	$(26.3)

Cost of Sales. The Company expects to reduce cost of sales in 2017 as compared to 2016 by an estimated $6.3 million, primarily due to the following items:

  During the fourth quarter of 2016, the Company completed the relocation of its Sypris Electronics facility in Tampa, streamlining its footprint by approximately 83%, or 250,000 square feet, thereby reducing rent and related facility operating expenses.
  The Company’s plan to transition operations from the Broadway Plant to other manufacturing facilities will result in reduced headcount and lower employment cost expected to begin late in the second quarter of 2017.
  The Company recognized amortization expense during 2016 on certain specific assets divested in the CSS sale, thereby eliminating this expense going forward.

The Company expects to reduce cost of sales in 2018 as compared to 2017 by an estimated $5.5 million, primarily due to the full-year impact of the headcount and employment cost reductions associated with the Broadway Plant and a reduction in depreciation expense attributable to assets that are expected to be sold or removed from service.

Selling, General and Administrative. The Company expects to reduce SG&A expense in 2017 by an estimated $7.2 million as compared to 2016, primarily due to the following items:

  The Company incurred cash and non-cash expenses related to the Sypris Electronics facility relocation completed in the fourth quarter of 2016 and no further costs are expected in 2017.
  The sales, program management, engineering support, senior leadership structure and certain shared service functions of Sypris Electronics were reduced in connection with and following the CSS sale, resulting in lower SG&A in terms of both absolute dollars spent and as a percent of its reduced revenue forecasts following the CSS sale.

  The Company incurred costs related to consulting, legal and other professional services in connection with its senior secured debt in 2016 and no further costs are expected in 2017.
  The Company recognized certain compensation costs during 2016 for various retention and incentive awards, including awards in connection with the completion of the CSS sale.

The Company expects to reduce further SG&A expense in 2018 as compared to 2017 by an estimated $1.8 million, primarily for employment costs related to the Broadway Plant and the consolidation of certain corporate general and administrative functions previously performed at the segment level.

Research and Development. The Company incurred research and development expense during 2016 on certain programs divested in the CSS sale, thereby eliminating this expense going forward.

Severance and Equipment Relocation Costs. In connection with the Company’s plans to end most of the production in its Broadway Plant by mid-2017, the Company incurred $1.2 million in 2016, primarily for employee severance costs and plans to incur an estimated $2.3 million in 2017 and $1.5 million in 2018, primarily for employee severance and equipment relocation costs.

Interest Expense and Loss on Extinguishment of Debt. The Company repaid in full all senior secured debt outstanding in August 2016, thereby reducing interest expense and eliminating the loss recognized in 2016 on the extinguishment of debt.

Fourth Quarter and Year End Results

The Company reported revenue of $20.0 million for the fourth quarter compared to $29.1 million for the prior year period. Additionally, the Company reported a net loss of $4.6 million, or $0.23 per share, as compared to a loss of $5.5 million, or $0.28 per share, for the prior-year comparable period.

For the full year ended December 31, 2016, the Company reported revenue of $91.8 million compared to $145.3 million for the prior year and net income of $6.0 million, or $0.30 per share, compared to a net loss of $27.2 million, or $1.38 per share, for the prior year. The results for the year ended December 31, 2016, include a gain of $31.2 million from the CSS sale in the third quarter of 2016 and a gain of $2.4 million from a sale-leaseback transaction, which occurred during the first quarter of 2016. Results for the year ended December 31, 2015, include a gain of $7.7 million from the sale of the Company’s manufacturing facility in Morganton, North Carolina, partially offset by a non-cash charge of $2.2 million for a valuation allowance on our net deferred tax asset in Mexico.

Sypris Technologies

Revenue for Sypris Technologies was $15.9 million in the fourth quarter compared to $20.2 million for the prior year period. Gross profit for the quarter was $1.0 million, or 6.4% of revenue, compared to $0.8 million, or 3.8% of revenue for the same period in 2015.

Sypris Electronics

Revenue for Sypris Electronics was $4.0 million in the fourth quarter of 2016 as compared to $8.9 million for the prior year period, reflecting the impact of the sale of the CSS business. Revenue from the CSS business is included in results of operations until the time of sale, since the sale was not classified as a discontinued operation in our consolidated financial statements. Gross profit for the quarter was a loss of $1.2 million, compared to profit of $0.3 million for the prior year period, primarily reflecting lower volumes and an unfavorable product mix. Additionally, the results for the quarter include a charge of $0.6 million for excess and obsolete inventory.

Outlook

Commenting on the future, Mr. Gill added, “The combination of the significant cost savings, improved revenue mix and the elimination of high-cost commercial debt, among other items, is expected to have a positive, material impact on the Company’s financial performance in 2017. The second half of the year is expected to benefit from significantly lower fixed overhead and production costs at Sypris Technologies, as well as from the elimination of severance and other expenses.

“As a result, we expect gross margin to be in the range of 5-7% of revenue for the first half of 2017, increasing to 15-17% of revenue beginning with the third quarter of the year. SG&A is expected to approximate 17-19% of revenue during the first six months, before falling to 16-18% during the second half of the year. Revenue for the first six months is forecast to be $38-$40 million, while revenue for the second half of 2017 is expected to range from $40-$42 million. EBITDA is expected to be 7%-9% of revenue for the second half of 2017 and be positive for the year, while the Company’s quarter-end cash balances are targeted to remain stable, subject to working capital fluctuations and other requirements. We expect to see further meaningful improvements in gross margin, SG&A as a percent of revenue and EBITDA in 2018, as the Company’s financial statements reflect the full-year impact of the 2017 cost saving initiatives.”

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering and other technical services, often under sole-source contracts with corporations and government agencies in the markets for truck components, oil and gas pipeline components and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements include our plans and expectations of future financial and operational performance. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: our failure to return to profitability on a timely basis, which would cause us to continue to use existing cash resources or other assets to fund operating losses; our failure to develop and implement specific plans (a) to offset the impact of reduced revenues as we migrate our focus from a small number of traditional tier 1 customers in the commercial vehicle markets to a more diversified base of customers who are able to place higher strategic value on our innovation, flexibility and lean manufacturing capabilities, (b) to implement our cost-savings initiatives and to consolidate and streamline operations in accordance with the modified exit or disposal plan related to our Broadway Plant and our other plans and (c) to generate cash from sales of certain underutilized manufacturing assets; dependence on, retention or recruitment of key employees especially in the Broadway Plant; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; breakdowns, relocations or major repairs of machinery and equipment; cost and availability of raw materials such as steel, component parts, natural gas or utilities; unexpected declines in our markets or market shares, especially as we attempt to transition from legacy products and services into new market segments, customers and technologies; volatility of our customers’ forecasts, scheduling demands and production levels which negatively impact our operational capacity and our effectiveness to integrate new customers or suppliers; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; our ability to successfully develop, launch or sustain new products and programs; supplier, customer, employee, landlord, creditor, stockholder, product liability or environmental claims; labor relations; strikes; union negotiations; pension valuation, health care or other benefit costs; potential impairments, non-recoverability or write-offs of assets or deferred costs; the fees, costs and supply of, or access to, debt, equity capital, or other sources of liquidity; potential weaknesses in internal controls over financial reporting and enterprise risk management; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; disputes or litigation involving lessor, inventory valuation risks including excessive or obsolescent valuations; our inability to successfully complete definitive agreements for our targeted acquisitions or divestitures due to negative due diligence findings or other factors; our inability to patent or otherwise protect our inventions or other intellectual property from potential competitors; the costs of compliance with our auditing, regulatory or contractual obligations; our reliance on third party vendors and sub-suppliers; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; regulatory actions or sanctions (including FCPA, OSHA and Federal Acquisition Regulations, among others); U.S. government spending on products and services that Sypris Electronics provides, including the timing of budgetary decisions; cyber security threats and disruptions; changes or delays in customer budgets, funding or programs; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	December 31,
	2016	2015
	(Unaudited)
Revenue	$19,971	$29,121
Net loss	$(4,648)	$(5,493)
Loss per common share:
Basic	$(0.23)	$(0.28)
Diluted	$(0.23)	$(0.28)
Weighted average shares outstanding:
Basic	20,165	19,702
Diluted	20,165	19,702

	Year Ended
	December 31,
	2016	2015
	(Unaudited)
Revenue	$91,797	$145,323
Net income (loss)	$6,043	$(27,216)
Income (loss) per common share:
Basic	$0.30	$(1.38)
Diluted	0.30	(1.38)
Weighted average shares outstanding:
Basic	19,861	19,688
Diluted	19,861	19,688

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
Net revenue:
Sypris Technologies	$15,932	$20,230	$63,324	$108,134
Sypris Electronics	4,039	8,891	28,473	37,189
Total net revenue	19,971	29,121	91,797	145,323
Cost of sales:
Sypris Technologies	14,907	19,470	63,578	108,924
Sypris Electronics	5,232	8,610	27,470	36,081
Total cost of sales	20,139	28,080	91,048	145,005
Gross profit (loss):
Sypris Technologies	1,025	760	(254)	(790)
Sypris Electronics	(1,193)	281	1,003	1,108
Total gross profit (loss)	(168)	1,041	749	318
Selling, general and administrative	4,867	5,431	22,008	27,845
Research and development	12	132	330	779
Severance, relocation and other costs	647	315	1,169	1,338
Operating loss	(5,694)	(4,837)	(22,758)	(29,644)
Interest expense, net	214	952	4,882	4,223
Loss on extinguishment of debt	-	-	1,521	-
Other income, net	(1,339)	(48)	(35,505)	(8,643)
Loss (income) before taxes	(4,569)	(5,741)	6,344	(25,224)
Income tax expense (benefit), net	79	(248)	301	1,992
Net (loss) income	$(4,648)	$(5,493)	$6,043	$(27,216)
Loss (income) per common share:
Basic	$(0.23)	$(0.28)	$0.30	$(1.38)
Diluted	$(0.23)	$(0.28)	$0.30	$(1.38)
Dividends declared per common share	$-	$-	$-	$-
Weighted average shares outstanding:
Basic	20,165	19,702	19,861	19,688
Diluted	20,165	19,702	19,861	19,688

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	December 31,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,270	$1,349
Restricted cash - current	1,500	-
Accounts receivable, net	8,010	12,394
Inventory, net	14,558	20,192
Other current assets	2,730	4,459
Assets held for sale	832	3,230
Total current assets	42,900	41,624
Property, plant and equipment, net	17,943	22,178
Other assets	1,794	3,090
Total assets	$62,637	$66,892
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,973	$11,311
Accrued liabilities	10,541	11,661
Revolving credit facility	-	2,132
Current portion of long-term debt and capital lease obligations	208	1,714
Total current liabilities	17,722	26,818

Long-term debt and capital lease obligations	2,950	8,965
Note payable - related party	6,375	5,315
Other liabilities	9,492	6,082
Total liabilities	36,539	47,180
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 21,330,882 shares issued and 21,329,690 outstanding in 2016 and 20,826,236 shares issued and 20,776,544 outstanding in 2015	213	208
Additional paid-in capital	153,252	152,077
Accumulated deficit	(100,769)	(106,812)
Accumulated other comprehensive loss	(26,598)	(25,760)
Treasury stock, 1,192 and 49,692 shares in 2016 and 2015, respectively	-	(1)
Total stockholders’ equity	26,098	19,712
Total liabilities and stockholders’ equity	$62,637	$66,892

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Year Ended
	December 31,
	2016	2015
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$6,043	$(27,216)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,288	9,035
Deferred income taxes	-	2,230
Stock-based compensation expense	1,372	842
Deferred revenue recognized	-	(4,200)
Deferred loan costs recognized	2,261	2,333
Loss on extinguishment of debt	1,521	-
Net gain on the sale of assets	(33,626)	(7,480)
Provision for excess and obsolete inventory	880	1,069
Other noncash items	(1,440)	(1,289)
Contributions to pension plans	-	(315)
Changes in operating assets and liabilities:
Accounts receivable	4,072	24,700
Inventory	(1,809)	5,432
Prepaid expenses and other assets	(81)	(4,470)
Accounts payable	(4,330)	(13,388)
Accrued and other liabilities	(455)	(730)
Net cash used in operating activities	(19,304)	(13,447)
Cash flows from investing activities:
Capital expenditures	(1,763)	(1,825)
Proceeds from sale of assets	51,581	15,741
Change in restricted cash	(1,500)	-
Net cash provided by investing activities	48,318	13,916
Cash flows from financing activities:
Repayment of former Revolving Credit Agreement	-	(17,000)
Repayment of note payable - Meritor	-	(3,779)
Proceeds from issuance of Term Loan	-	12,000
Payments on term loan	(11,714)	(286)
Payments/Proceeds of New Revolving Credit Agreement	(2,132)	2,132
Payment penalty on early extinguishment of debt	(1,521)	-
Proceeds from related party note payable	1,000	5,500
Capital lease payments	(156)	-
Debt issuance and modification costs	(379)	(4,203)
Indirect repurchase of shares for minimum statutory tax withholdings	(191)	(77)
Cash dividends paid	-	(410)
Net cash used in financing activities	(15,093)	(6,123)
Net increase (decrease) in cash and cash equivalents	13,921	(5,654)
Cash and cash equivalents at beginning of period	1,349	7,003
Cash and cash equivalents at end of period	$15,270	$1,349

CONTACT:
Sypris Solutions, Inc.
Anthony C. Allen, 502-329-2000
Chief Financial Officer